Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56697, 333-32118, 333-62714, 333-116431, 333-134938, 333-151540 and 333-182214 on Form S-8, No. 333-188170 on Form S-3 and No. 333-188172 on Form S-4 of PowerSecure International, Inc. (f.k.a. Metretek Technologies, Inc. and Marcum Natural Gas Services, Inc.) of our reports dated March 4, 2015 (which reports express an unqualified opinion) on the consolidated financial statements of PowerSecure International, Inc. and on PowerSecure International, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of PowerSecure International, Inc.

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP

Denver, Colorado

March 4, 2015